UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2007

GSC Investment Corp.
(Exact name of registrant as specified in charter)

Maryland	001-33376	20-8700615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street, New York, NY 10017
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 884-6200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 11, 2007, GSC Investment Corp. (the “Company”) and GSC Investment Funding LLC (“GSC Funding”) entered into a purchase and sale agreement (the “Purchase and Sale Agreement”), pursuant to which the Company agreed to sell to GSC Funding certain securities and loans originated or purchased by the Company in its normal course of business, together with the related rights of payment thereunder and the interests of the Company in the related property and other interest securing the payments to be made under such securities and loans.

Also on April 11, the Company, as performance guarantor, GSC Funding, as borrower, and GSCP (NJ), L.P., as servicer, entered into a credit agreement (the “Credit Agreement”) with Deutsche Bank AG, New York branch, as administrative agent, U.S. Bank National Association, as trustee and back-up servicer, and the commercial paper lenders and financial institutions from time to time party thereto. The Credit Agreement provides for a $85,000,000 revolving credit facility that may be increased up to $130,000,000, subject to the satisfaction of certain conditions. The borrowing rate on this credit facility is based on an underlying commercial paper rate plus 70 basis points. The Credit Agreement contains certain negative covenants, customary representations and warranties, affirmative covenants and events of default.

The descriptions of the provisions of the Purchase and Sale Agreement and the Credit Agreement set forth above are qualified in their entirety by reference to the full and complete terms contained in such agreements, which are filed as Exhibits 10.1 and 10. 2 to this Form 8-K and incorporated into this Item 1.01 by reference.

Item 7.01 Regulation FD Disclosure.

On April 16, 2007, the Company issued a press release regarding the establishment of the credit facility described above, which is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.  Description

10.1   Purchase and Sale Agreement dated as of April 11, 2007
10.2   Credit Agreement dated as of April 11, 2007
99.1   Press release dated April 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSC Investment Corp.

Date:	April 16, 2007	By:	/s/ David L. Goret
			Name:	David L. Goret
			Title:	Vice President and Secretary